Exhibit 99.1

OMI Corporation Reports 2003 Fourth Quarter and Annual Results; 2003 Was a Record Year Excluding Non-Cash Items

    STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 17, 2004--Highlights for the Fourth Quarter 2003 and First Quarter 2004


    -- Net Income before non-cash items and provision for settlement and related expenses (see Results of Operations for reconciliation) for the fourth quarter ended December 31, 2003 was $26,886,000 or $0.34 basic and diluted earnings per share ("EPS").

    -- Net Income before non-cash items and provision for settlement and related expenses (see Results of Operations for reconciliation) for the year ended December 31, 2003 was $98,981,000 or $1.27 basic and diluted EPS, the best in our history.

    -- In November 2003, we issued $200 million senior unsecured notes, due 2013 with a coupon of 7.625%.

    -- There was significant improvement in the average spot rates for our Suezmax fleet in the fourth quarter of 2003, 84% over the third quarter of 2003 and 41% over the fourth quarter of 2002.

    -- The first quarter of 2004 spot TCE rates for Suezmaxes to date are higher than the first quarter of last year. As of today, we have secured spot market business for 75 percent of the days in the quarter at a rate in excess of $60,000 per day (in the fourth quarter of 2003 the daily TCE rate for Suezmaxes was $35,174).

    OMI Corporation (NYSE: OMM) a major international tanker owner and operator today reported net income excluding non-cash items and provision for settlement and related expenses of $26,886,000 or $0.34 per share (see Results of Operations for reconciliation) for the fourth quarter ended December 31, 2003. The non-cash items and provision for settlement and related expenses aggregated $12,355,000 or $0.16 per share. The net income for the fourth quarter ended December 31, 2003 was $14,531,000 or $0.18 basic and diluted EPS compared to net income of $10,606,000 or $0.15 basic and diluted EPS for the fourth quarter of 2002.
    For the year ended December 31, 2003, excluding non-cash items and provision for settlement and related expenses net income was $98,981,000 or $1.27 per share (see Results of Operations for reconciliation). The non-cash items and provision for settlement and related expenses aggregated $22,510,000 or $0.29 per share. Net income was $76,471,000 or $0.98 basic and diluted EPS compared to net income of $15,469,000 or $0.22 basic and diluted EPS for the year ended December 31, 2002.
    Revenue of $85,037,000 for the three months ended December 31, 2003 increased $25,228,000 or 42 percent compared to revenue of $59,809,000 for the three months ended December 31, 2002. Revenue of $318,952,000 for the year ended December 31, 2003 increased $119,900,000 or 60 percent compared to revenue of $199,052,000 for the year ended December 31, 2002.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that "We are pleased to report strong operating earnings in the fourth quarter. Rates for the first quarter of 2004 have been considerably higher than in the fourth quarter and the strong first quarter of 2003. While seasonal and other factors will cause variations in rates, the increasing demand for oil combined with the relatively small growth in tanker supply due to tonnage being forced out by regulation, should result in strong earnings for us for 2004."

    RECENT ACTIVITIES

    Highlighted below are fourth quarter of 2003 and first quarter of 2004 activities:

    -- In 2003, time charter equivalent ("TCE") rates for OMI's Suezmax fleet showed significant improvement over the comparable fourth quarter and year to date ("YTD") 2002 periods. The following table reflects the improvement in average daily TCE rates earned in the spot market during the fourth quarter and YTD 2003 as compared to the same periods in 2002:


   Major Vessel     4th Qtr.  4th Qtr.     %     YTD      YTD       %
 Category on Spot    2003      2002     Change   2003    2002   Change
----------------------------------------------------------------------
Suezmax Tankers      $35,174   $24,878    41%  $33,961  $17,952   89%
----------------------------------------------------------------------


    -- We continued to capitalize on alliances by forming an operating pool for Suezmax vessels, Gemini Tankers LLC, that commenced in December 2003. We have pooled our 10 Suezmax tankers with two Suezmax tankers owned by a German shipowner. All vessels are marketed by Alliance Chartering LLC, our alliance with Frontline.

    -- During October and December 2003, OMI exercised options for its sixth and seventh 37,000 dwt 1A ice-class product carriers scheduled to be delivered in 2005 and 2006 (see Fleet Report).

    -- During the fourth quarter of 2003, three single hull vessels were sold; the percentage of double hull vessels owned by the Company is now 78%.

    -- We have taken an impairment charge of $2,770,000 for two single hull Panamax vessels that are to be scrapped in 2004. The 2004 depreciation expense will be accelerated by $868,000 as a result of reducing the depreciable lives of these vessels from 2006 to 2004.

    --  During December 2003, as a result of recent International
        Maritime Organization ("IMO") regulations (see Market
        Overview) OMI reduced the depreciable lives on two vessels, which will accelerate the depreciation expense by $686,000 a year from 2004 to 2007 and $95,000 from 2007 to 2015.

    -- During November 2003, we issued $200,000,000 of senior unsecured notes (the "Notes"). The Notes bear interest at 7.625% and are due in 2013. The proceeds of the Notes have been used to pay down outstanding balances under the Company's revolving credit facilities and for general corporate purposes.

    -- OMI reached an agreement with the Department of Justice pursuant to which we pleaded guilty to one count of knowingly violating regulations promulgated under the Act to Prevent Pollution from Ships by failing to maintain an "oil record book" on one of our vessels. The violations were the result of crew members on a vessel acting in violation of Company policies without the knowledge of OMI management. Sentencing is scheduled for May 2004. If the presiding judge sentences us according to the agreement, we will pay a $4.2 million fine and serve a probationary period of three years. The amount of the anticipated fine and related expenses, aggregating $6.0 million has been expensed in the fourth quarter 2003. Any amounts received under insurance policies will be recognized when received.

    MARKET OVERVIEW

    Suezmax Tanker Overview

    The tanker market was very strong in the fourth quarter of 2003 and the average TCE for Suezmax tankers in the West Africa to U.S. trade was more than double from the preceding quarter level, about 50% higher than the same quarter a year ago, and the second highest since 1990. This was the result of higher world oil demand due to improving world economic activity especially in the U.S., China and South East Asia, cold weather in the current heating season, a tight U.S. natural gas market, and the decline of the U.S. Dollar, at a time of relatively low oil inventory levels. Furthermore, the tanker market benefited from a switch of combined carrier tonnage into the very strong dry bulk sector, heavy congestion out of the Black Sea due to adverse weather conditions, and more long-haul Middle East OPEC oil replacing the loss of Iraqi oil production through a pipeline to the Mediterranean and the persistent shortfall of oil production in Venezuela, notwithstanding an increase in the world tanker fleet. Freight rates in the crude tanker market have continued to be very strong thus far in 2004.
    Total commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of the fourth quarter 2003 were about 19 million barrels, or 0.9% higher than the year earlier level, but 0.8% below the average of the last five years. Crude oil inventories were the same as the average of the last five years and petroleum products inventories were 1.1% below the average of the last five years. Oil inventories are expected to increase in the first half of 2004, but decrease in the later part of the year, and by year-end be at about the same level as at the end of 2003.
    The average OPEC oil production in the fourth quarter of 2003 totaled about 27.9 million barrels per day ("b/d"), up by 1.3 million b/d compared to the same period last year. At the same time, the average oil output by the long-haul Middle East OPEC producers totaled
19.4 million b/d, up by 0.5 million b/d compared to the same time a year ago. Currently, OPEC oil production, including Iraq, is estimated to be close to 28.1 million b/d, substantially above its quota and the year ago level, as its members have not implemented the oil production cut effective November 1, 2003 given the tight oil markets and high oil prices. However, OPEC oil producers recently announced their commitment to comply with their current oil production quotas, and to reduce them by 1.0 million b/d, to 23.5 million b/d (excluding Iraq), beginning April 1, 2004. According to OPEC oil producers, this decision was taken in order to support oil prices during the expected seasonal decrease in the demand for oil in the second quarter.
    The world tanker fleet totaled 290 million deadweight tons ("dwt") at the end of 2003, up by 10.7 million dwt or 3.8% from the year-end 2002 level. The tanker orderbook totaled about 79.6 million dwt, or 27.4% of the existing fleet at the end of 2003. Approximately 29.3 million dwt are for delivery in 2004, 29.9 million dwt in 2005, 16.4 million dwt in 2006 and the balance in 2007. The tanker orderbook includes 84 Suezmaxes of about 13.2 million dwt or 35.0% of the existing internationally trading Suezmax tanker fleet.
    The accelerated phase-out of single-hull tankers due to new IMO and European Union ("EU") regulations is expected to moderate the effect of the relatively large tanker orderbook. At the end of 2003, approximately 40.4 million dwt or 13.9% of the total tanker fleet was 20 or more years old, including 15.6 million dwt or 5.4% of the fleet which was 25 or more years old. Furthermore, 18 Suezmaxes were 20 or more years old, including 10 which were 25 or more years old. The EU adopted new tanker regulations which commenced on October 21, 2003. These regulations immediately prevent single-hull tankers from carrying heavy fuel oil in EU waters. They also accelerate the phase-out of single-hull tankers with phase-out dates depending upon the year of construction and whether the tanker has segregated ballast tanks, and force all single-hull tankers to comply with the Condition Assessment Scheme from the age of 15 years, commencing in 2005.
    The IMO in response to the EU regulations, also adopted new strict tanker regulations at its December 4, 2003 meeting. The new IMO regulations will commence on April 5, 2005. At the end of 2003, there were 114.5 million dwt of tankers or 39.5% of the total tankers fleet which will be affected by these regulations. Tanker scrappings are likely to be high in the next few years given the age profile of the tanker fleet and stricter regulations.

    Product Tanker Overview

    Freight rates in the product tanker market increased substantially in 2003 and, in the fourth quarter, the average spot TCE for handysize product tankers in the Caribbean was about $20,300/day, approximately one third higher than the preceding quarter and about 80% higher than the same period a year ago. The product tanker market improvement was the result of increasing world economic activity especially in the U.S., China and Southeast Asia, a tight U.S. gas market and the usual seasonal oil demand gains at a time of relatively low oil inventories in the Atlantic basin, notwithstanding a substantial increase of the world product tanker fleet. Freight rates in the product tanker market have continued at very high levels thus far in 2004.
    The world product tanker fleet totaled about 52.9 million dwt at the end of 2003, up by about 8.2% from the year-end 2002 level. The product tanker orderbook for delivery over the next few years totals about 24.7 million dwt, or about 46.7% of the existing product tanker fleet at the end of 2003. Approximately 9.4 million dwt are for delivery in 2004, 8.8 million dwt in 2005, 5.0 million dwt in 2006 and the balance in 2007. At the end of 2003, approximately 11.3 million dwt or 21.3 % of the existing fleet was 20 or more years old. The orderbook for handysize and handymax product tankers at the end of 2003 totaled about 10.2 million dwt or 31.8% of the existing handysize and handymax product tanker fleet.
    The tanker market is expected to benefit as a result of higher world oil demand due to improving world economic activity, especially in the U.S., Latin America, China and Southeast Asia, possible disruptions due to political instability in short-haul oil producers Venezuela and Nigeria and stricter tanker regulations by IMO and the European Union. However, given the high tanker orderbook, tanker rates will depend on the level of world economic activity and oil demand growth as well as the total amount of tanker scrappings.

    FINANCIAL INFORMATION

    The following table summarizes OMI Corporation's results of operations for the three and twelve months ended December 31, 2003 compared to the three and twelve months ended December 31, 2002.


RESULTS OF OPERATIONS
----------------------------------------------------------------------

                                      For The Three   For The Twelve
                                      Months Ended     Months Ended
(In thousands, except per share       December 31,      December 31,
 data)
                                       2003    2002     2003     2002
                                     ------- ------- -------- --------
Voyage revenues                     $84,937 $59,776 $318,727 $198,925
Voyage expenses                      13,453  10,647   49,555   35,457
                                     ------- ------- -------- --------
Time charter equivalent revenue      71,484  49,129  269,172  163,468
Other revenue                           100      33      225      127
Vessel expenses and charter hire
 expense                             20,654  17,587   79,451   68,132
Depreciation and amortization        12,933  11,869   50,891   43,583
General and administrative  expenses  4,689   2,409   16,603   12,689
Provision for settlement and related
 expense (1)                          6,000       -    6,000        -
Provision for impairment loss on
 vessels (2)                          2,770       -    2,770        -
Loss on disposal of  assets (3)       3,585       -   14,358      289
                                     ------- ------- -------- --------
Operating income                     20,953  17,297   99,324   38,902
                                     ------- ------- -------- --------

Interest expense                     (6,539) (6,695) (23,854) (24,845)
Interest income                         117     111      383      660
(Loss) gain on disposal of
 investments  (4)                         -    (128)     618     (675)
Other-net                                 -      21        -       21
Benefit for income taxes (5)              -       -        -    1,406
                                     ------- ------- -------- --------
Net  income (6)                     $14,531 $10,606 $ 76,471 $ 15,469
                                     ======= ======= ======== ========

Basic earnings  per share           $  0.18 $  0.15 $   0.98 $   0.22
Diluted  earnings  per share        $  0.18 $  0.15 $   0.98 $   0.22

Weighted average shares outstanding-
 basic                               79,913  71,692   77,946   70,628
Weighted average shares outstanding-
 diluted                             80,122  71,891   78,066   70,832


(1) The 2003 Provision for settlement and related expenses relates to the agreement with the Department of Justice with regards to violating certain regulations; see Recent Activities for details.

(2) The 2003 Provision for impairment losses relates to two 1981 single hull Panamax vessels.

(3) The fourth quarter of 2003 loss on disposal of $3,585,000 is primarily the result of the sale of a 1988 built single hull product carrier. The loss of $14,358,000 for the year ended 2003 resulted from the sale in the fourth quarter, and to the sale of four single hull product carriers built 1984-1991 earlier in the year. The 2002 loss on disposal of $289,000 resulted from the loss on disposal of a 1988 built product carrier.

(4) The 2003 gain on disposal of investments relates primarily to the final of accounts for an investment that was dissolved in prior years. The 2002 net loss on disposal of investments resulted primarily from the writedown of two investments offset partially by the gain from the sale of a marketable security.

(5) The 2002 Benefit for income taxes represents a reversal of an accrual for taxes provided for at the time of the spin-off in 1998. All tax years through the time of the spin-off of the Company in 1998 have been closed.

(6) The following table is a reconciliation of Net income to Net income before non-cash items and provision for settlement and related expenses for the three and twelve months ended December 31, 2003 compared to the three and twelve months ended December 31, 2002:
                                     For The Three   For The Twelve
                                     Months Ended     Months Ended
                                     December 31,      December 31,
(In thousands, except per share
 data)                                 2003     2002     2003    2002
                                    -------- -------- -------- -------
Net income                         $ 14,531 $ 10,606 $ 76,471 $15,469

Add (Subtract) Non-Cash Items:
Loss on disposal of assets            3,585        -   14,358     289
Provision for impairment loss on
 vessels                              2,770        -    2,770       -
Gain/ loss on disposal of
 investments                              -      128     (618)    675
                                    -------- -------- -------- -------
                                      6,355      128   16,510     964
                                    -------- -------- -------- -------

Provision for settlement and
 related expenses                     6,000        -    6,000       -
  Total non-cash items and
   provision for settlement
   and related expenses              12,355      128   22,510     964
                                    -------- -------- -------- -------

Net income without non-cash items
 and provision for settlement loss
 and related expenses               $ 26,886 $ 10,734 $ 98,981 $16,433
                                    ======== ======== ======== =======

Basic EPS:
-----------------------------------
Net income                         $   0.18 $   0.15 $   0.98 $  0.22

Add (Subtract) Non Cash Items:
Loss on writedown/disposal of
 assets                                0.04        -     0.18       -
Provision for impairment loss on
 vessels                               0.04        -     0.04       -
Gain/ loss on disposal of
 investments                              -        -    (0.01)   0.01
                                    -------- -------- -------- -------
                                       0.08        -     0.21    0.01
                                    -------- -------- -------- -------

Provision for settlement and
 related expenses                      0.08        -     0.08       -
  Total non-cash items and
   provision for settlement and
   related expenses                 $   0.16 $      - $   0.29 $  0.01
                                    ======== ======== ======== =======

Basic earnings per share without
 non-cash items and
   provision  for settlement and
    related expenses               $   0.34 $   0.15 $   1.27 $  0.23
                                    ======== ======== ======== =======


Note: Net income without non-cash items and provision for settlement and related expenses is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses. While Net income without non-cash items and provision for settlement and related expenses are frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without gains and losses on dispositions, impairment adjustments and provision for settlement and related expenses should not be considered an alternative to net income or other measurements prepared in accordance with accounting principles generally accepted in the United States of America.


    Time Charter Equivalent Revenue

    TCE revenue comprises revenue from vessels operating on time charters ("TC") and voyage revenue less voyage expenses from vessels operating in the spot market and is used for TCE rate calculations as a measure of analyzing fluctuations in voyage revenue between financial periods and as a method of equating revenue generated from a voyage charter to time charter revenue. TC revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year. The Company earned TCE revenue of $71,484,000 for the three months and $269,172,000 for the twelve months ended December 31, 2003. During the fourth quarter of 2003, 40 percent or $28,452,000 of our TCE revenue was earned by vessels operating on TC and 43 percent or $115,597,000 of our TCE revenue was earned by vessels operating on TC for the twelve months ended December 31, 2003. The TCE revenue earned by TC was $6,070,000 and $25,235,000 higher in the three and twelve month periods ended December 31, 2003, respectively, compared to the respective 2002 periods; however, the percent of TCE revenue earned by vessels on TC to total TCE revenue declined in 2003 from 46 percent for the fourth quarter 2002 and 55 percent for the year ended December 31, 2002 because the spot market was stronger in 2003. There was an increase of 61 percent or $16,286,000 in TCE revenue earned by vessels operating in the spot market during the three months and 110 percent or $80,470,000 during the year ended December 31, 2003 compared to the comparable periods in 2002.
    Our business strategy is to blend long-term contract revenue at attractive rates with the ability to capture additional earnings in strong spot markets with the Suezmax tanker fleet, certain of our product carriers, Panamaxes, ULCC and from profit sharing arrangements (five of the product carriers on time charter). Currently, 21 of our 36 vessels operate on time charters. However, the majority of our tonnage (approximately 71 percent), including all of our Suezmaxes, operates in the spot market, giving us the ability to take advantage of high rates. All of our contracts that have profit sharing arrangements have a floor rate and profit sharing without a cap. In 2004 and 2005, an aggregate of five vessels with profit sharing arrangements will be delivered. These profit sharing arrangements enable us to benefit from strong tanker markets while protecting our downside.
    The following table compares TCE revenue earned by vessels on TC for the three and twelve months ended December 31, 2003 to the three and twelve months ended December 31, 2002 in thousands of dollars and as a percent of Total TCE revenue in each of the 2003 and 2002 periods:


                     For The Three Months    For The Twelve Months
TCE Revenue for        Ended December 31, Net  Ended December 31, Net
 vessels on TC          2003    2002    Change  2003    2002    Change
---------------------- ------- -------------- -------- ---------------
Crude oil Fleet       $ 2,988 $ 3,107 $ (119)$ 11,828 $11,924 $   (96)
Product Carrier Fleet
 (1)                   25,464  19,275  6,189  103,769  78,438  25,331
                       ------- ------- ------ -------- ------- -------
Total                 $28,452 $22,382 $6,070 $115,597 $90,362 $25,235
                       ======= ======= ====== ======== ======= =======
% of TCE Revenue for
 vessels on TC  to Total
  TCE Revenue             40%      46%           43%     55%

(1) Increases in TCE revenue resulted from the delivery of new vessels and additional profit sharing earned in 2003.


    The following table compares TCE revenue earned by vessels on spot for the three and twelve months ended December 31, 2003 to the three and twelve months ended December 31, 2002 in thousands of dollars and as a percent increase in spot revenue in 2003:



                     For The Three Months    For The Twelve Months
TCE Revenue for        Ended December 31, Net  Ended December 31, Net
 vessels on Spot        2003    2002    Change  2003    2002    Change
-------------------- ------- ------- ------- -------  ------- -------
Crude oil Fleet (1)  $40,526 $21,574 $18,952 $133,637 $54,567 $79,070
Product Carrier Fleet
 (2)                   2,506   5,172  (2,666)  19,938  18,538   1,400
                      ------- ------- ------- -------- ------- -------
Total                $43,032 $26,746 $16,286 $153,575 $73,105 $80,470
                      ======= ======= ======= ======== ======= =======
% increase in spot
 revenue in 2003                          61%                     110%

(1)Increases in 2003 resulted from additional operating days from vessels acquired and increased TCE spot rates.
(2)Decreases in 2003 resulted from the disposal of five vessels.
    Increases were due to higher spot rates in 2003.


    TCE revenue increased during the fourth quarter and year ended 2003 compared to the fourth quarter and year ended 2002 primarily as a result of improvement in the market (see Market Overview and detailed fleet schedules) and additional operating days.
    There were additional operating days during the fourth quarter and year ended 2003 as a result of vessels acquired:

        -- Suezmax fleet-- acquired two new vessels in September and October 2002 and two second hand vessels in August 2003. Two vessels that began operating in the new Suezmax pool in December 2003 also increased the fleets operating days by 45 days.

        -- Product carriers--acquired four newbuildings in January, March, April and July 2003, in addition to more operating days from the three newbuildings delivered January and March 2002 and additional days from the chartered-in product carrier that began a time charter in April 2003.

    The table that follows breaks down the net increase in TCE operating days by Fleet and vessel category:


           More (Less) Operating Days in 2003 than in 2002
           -----------------------------------------------

                                   Year         4th Quarter
                                -------------   ------------
             Crude:
             Suezmax                     852             277

             Product Cariers:
             On TC                     1,345             390
             On Spot                    (680)           (429)
                                -------------   -------------
                                         665             (39)
                                -------------   -------------

             Total                     1,517             238
                                =============   =============

    TCE revenue declined for product carriers operating on spot resulting from the disposal of five vessels, two in April, one in October and two in November 2003.
    Vessel expenses and charter hire expense increased $3,067,000 for the three months and $11,319,000 for the year ended December 31, 2003. Vessel expenses increased $1,216,000 for the three months and $5,305,000 for the year ended December 31, 2003 primarily as a result of additional expenses for vessels acquired. Charter hire expense increased for the fourth quarter of 2003 by $1,851,000 primarily for the charter hire expense from the two vessels that commenced operating in the new Suezmax pool in December. Charter hire expense increased $6,014,000 for the year ended December 31, 2003 primarily as a result of a product carrier chartered in during October 2002, in addition to increased charter hire expense for the vessel chartered-in during June 2002 after the sale leaseback. Depreciation and amortization expense increased $1,064,000 and $7,308,000 during the three and twelve months ended December 31, 2003, respectively, because of the acquisition of vessels and amortization for drydock expense for drydocks performed in 2003.

    Contracted Time Charter Revenue

    Contracted time charter revenue increased in 2003 as a result of new vessels ordered and extensions on current time charters. The schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing of $8.4 million and $4.4 million earned by five vessels for the years ended December 31, 2003 and 2002, respectively, is included. Projected requirements for off-hire relating to drydock are included.
    The following table reflects our contracted time charter revenue through 2007 and includes the five new five year time charters for the product carriers to be delivered beginning in 2004 and 2005, one two year extension for a product carrier to 2006 and one year extensions for two product carriers to 2005.


                  2000      2001       2002    2003
                 Actual    Actual     Actual   Actual
                 ------- ---------- ---------- -------
 (In millions)
 TC Revenue       $16.3      $43.5      $90.4  $115.6
 Number of
  Vessels (a)         5         14         17      21 (b)



                   2004      2005       2006      2007
                  ------     -----      -----     -----
 (In millions)
 TC Revenue      $109.9     $64.0      $46.2     $33.5
 Number of
  Vessels (a)       17 (c)    12 (d)      7 (e)      7(f)

(a) Number of vessels at the end of each year.
(b) During 2003, four newbuildings began time charters.
(c) 24 vessels will operate on time charters during 2004 (including three vessels that will begin time charters upon delivery); assuming no extensions, 7 vessels complete time charter contracts during the year.
(d) 19 vessels will operate on time charters during 2005 (including two vessels that will begin time charters upon delivery); assuming no extensions, 7 vessels complete time charters.
(e) 12 vessels will operate on time charters during 2006; assuming no extensions, 5 vessels complete time charters.
(f) Two of the vessels will complete their time charters in 2008, three in 2009 and two in 2010.

    Note: TC revenue is the amount contracted to date in the table above and does not include projections other than for expected delivery dates of newbuildings and off-hire relating to drydock. We intend to time charter vessels which have time charters expiring 2004-2007 at opportunistic times.


    Capital Expenditures

    2004 Drydocks

    We anticipate drydocking up to fourteen vessels during 2004 (certain drydocks, however, may not be performed until 2005) for an estimated aggregate cost of $8,050,000, and the vessels could incur approximately 284 off-hire days.
    The following is a breakdown of the estimated drydock cost (in thousands) for the first and second half of 2004 with allocation of off-hire days by vessel type and charter type (spot or TC):


                     Number of Days      Number of Days    Projected
                   First Half -2004    Second Half -2004     Costs
                  ------------------   ------------------ ------------
Crude Fleet:
Suezmaxes-spot                    -                   40       $1,400
Panamax-spot                     24                    -          950
Handysize-TC                     24                    -        1,400

Clean Fleet:
Products- spot                   24                    -          550
Products - TC                    64                  108        3,750

                  ------------------   ------------------ ------------
Total                           136                  148       $8,050
                  ==================   ================== ============


    Capital Expenditures for Vessel Acquisitions

    OMI has commitments to purchase seven handysize ice class 1A product carriers currently under construction or on order with contract costs aggregating $198,120,000. As of December 31, 2003, $31,030,000 of payments have been made. Bank financing will provide most of the amounts to be paid. Four vessels will be delivered in 2004, two in 2005 and the last in 2006. Five of the vessels will begin five year time charters upon delivery. Construction and delivery payments will aggregate approximately $167,090,000 (before financing) as follows (in thousands):


                     Year                  Payments
                 ------------             ----------
                     2004                    $92,938
                     2005                     54,188
                     2006                     19,964

                                           ----------
        Total Remaining Payments            $167,090
                                           ==========


    FINANCIAL ITEMS

    Interest expense during the three months ended December 31, 2003 decreased $156,000 compared to the three months ended December 31, 2002 and decreased $991,000 during the twelve months ended December 31, 2003 compared to the twelve months ended December 31, 2002. Interest expense was less in 2003 despite the increase in the average outstanding debt for the fourth quarter of 2003 of $71,654,000 from the fourth quarter of 2002 average debt balance of $508,916,000. Average outstanding debt increased $60,035,000 for the twelve months ended December 31, 2003 from the 2002 twelve month average debt balance of $476,353,000. The decrease in interest expense was primarily a result of lower average interest rates on bank debt in both 2003 periods compared to the 2002 periods offset by increased rates from the 7.625 percent unsecured senior notes issued in November 2003. Additionally, interest expense decreased due to declines in interest rate margins resulting from negotiations with banks in 2003 and interest rate swaps. Debt increased in 2003 due to additional borrowings for acquisitions above that of the repayments from the disposal of vessels.
    We currently have approximately $254,258,000 available under two lines of credit.
    Our debt to total capitalization (debt and stockholders' equity) at December 31, 2003 was 51 percent and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 49 percent.
    Loss on disposal of assets- Net income for the three and twelve months ended December 31, 2003 included a loss of $3,585,000 resulting primarily from the sale of a product carrier in the fourth quarter and the loss of $14,358,000 for the year resulting from the sale of five single hull product carriers, two sold in April, one in October and two in November. Net income for the year ended December 31, 2002, included a net loss of $289,000 primarily from the sale of a single hull product carrier in April 2002.

    CONFERENCE CALL

    OMI Corporation will hold an earnings presentation on Wednesday, February 18, 2004 at 8:30 a.m. The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com. A replay of the call will be available at 5:00 p.m. on February 18, 2004 at (888) 203-1112 for North America and
(719) 457-0820 for International callers (Pass code 550343).

    OTHER FINANCIAL INFORMATION

    The following table is OMI's Condensed Balance Sheets as of December 31, 2003 and December 31, 2002:




CONDENSED BALANCE SHEETS                     December 31, December 31,
--------------------------------                  2003        2002
(In thousands)                                 ----------    --------


Cash and cash equivalents                      $   48,788    $ 40,890
Other current assets                               46,006      27,928
Vessel held for sale                               16,514           -
Vessels and other property-net                    991,173     864,953
Construction in progress (newbuildings)            31,584      37,857
Other assets                                       19,755      17,993

                                             ------------- -----------
Total assets                                   $1,153,820    $989,621
                                                ==========    ========

Current portion of long-term debt (1)          $   21,369    $ 32,602
Other current liabilities                          41,171      28,135
Long-term debt (1)                                543,503     477,959
Other liabilities                                  10,013      13,103
Total stockholders' equity                        537,764     437,822

                                             ------------- -----------
Total liabilities and stockholders' equity     $1,153,820    $989,621
                                                ==========    ========
(1) As of December 31 ,2003, the available debt undrawn under credit facilities was $254,258,000.



    The following table is OMI's Condensed Cash Flows for the years ended December 31, 2003 and 2002:


CONDENSED CASH FLOWS                    For The Twelve Months Ended
-----------------------------------              December 31,
 (In thousands)
                                            2003       2002   Change
                                        ---------  --------- ---------

Provided (used) by:
Operating Activities                   $ 142,521  $  53,962  $ 88,559
Investing Activities                    (184,651)  (128,825)  (55,826)
Financing Activities                      50,028     98,023   (47,995)
                                        ---------  ---------  --------
Net  Increase in Cash and Cash
 Equivalents                               7,898     23,160   (15,262)
Cash and Cash Equivalents at the
 Beginning of the Year                    40,890     17,730    23,160
                                        ---------  ---------  --------
Cash and Cash Equivalents at the End of
 the Year                              $  48,788  $  40,890  $  7,898
                                        =========  =========  ========


    RESULTS BY FLEET

    The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes Loss on disposal of assets Provision for settlement and related expenses, Provision for impairment loss on vessels and General and administrative expenses and General and administrative expenses.
    Crude Oil Fleet-Vessel Operating Income increased $13,838,000 for the three months and $66,930,000 for the twelve months ended December 31, 2003. The net increase in Vessel Operating Income during 2003 was primarily attributable to an increase in the Suezmax, Panamax and ULCC TCE revenue resulting from improved spot rates in addition to increased earnings for the four Suezmaxes delivered, two in August 2003 and two in September and October 2002.


 BREAKDOWN BY FLEET
---------------------------------
In thousands, except daily rates &
expenses, number of
vessels and operating days
                                     For The Three     For The Twelve
                                     Months Ended       Months Ended
                                     December 31,       December 31,
 CRUDE FLEET:                        2003      2002     2003    2002
                                   -------   -------  -------- -------
Suezmaxes:
 TCE revenue  (1)                 $33,943   $17,088  $107,928 $41,730
  Vessel expenses                   3,802     2,307    12,571   8,678
   Charter hire expense (1)         5,972     3,493    18,587  15,703
   Depreciation and amortization    4,425     3,090    15,076   9,694
                                   -------   -------  -------- -------
   Vessel Operating Income        $19,744   $ 8,198  $ 61,694 $ 7,655
                                   =======   =======  ======== =======

 Average daily TCE (Spot)         $35,174   $24,878  $ 33,961 $17,952
 Average daily  vessel  expense   $ 5,166   $ 4,573  $  5,125 $ 4,821

Average number of OMI vessels for
 the period (*) (2)(3)               10.0       7.5       8.7     6.4
 Number of OMI TCE revenue days       920       688     3,133   2,326
 Number of  non-OMI TCE revenue
  days (4)                             45         -        45       -

ULCC:
 TCE revenue                      $ 2,733   $   910  $  6,822 $   328
  Vessel expenses                     629       523     1,978   2,141
   Depreciation and amortization      446       506     1,959   2,012
                                   -------   -------  -------- -------
   Vessel Operating Income
    (Loss)                        $ 1,658   $  (119) $  2,885 $(3,825)
                                   =======   =======  ======== =======

 Average daily TCE                $29,702   $ 9,887  $ 18,689 $   898
 Average daily  vessel  expense   $ 6,842   $ 5,685  $  5,419 $ 5,866

Average number of vessels for the
 period                                 1         1         1       1
 Number of  TCE revenue days           92        92       365     365

 Panamaxes:
 TCE revenue                      $ 3,850   $ 3,576  $ 18,888 $12,509
  Vessel expenses                   1,485     1,498     6,633   6,515
   Depreciation and amortization    1,190     1,462     5,500   5,396
                                   -------   -------  -------- -------
   Vessel Operating Income        $ 1,175   $   616  $  6,755 $   598
                                   =======   =======  ======== =======

 Average daily TCE                $13,951   $12,957  $ 17,744 $11,835
 Average daily  vessel  expense   $ 5,382   $ 5,428  $  6,058 $ 5,950

Average number of vessels for the
 period                                 3         3         3       3
 Number of  TCE revenue days          276       276     1,065   1,057

Handysize Crude Oil Carriers-on
 time charter:
 TCE revenue                      $ 2,988   $ 3,107  $ 11,828 $11,924
  Vessel expenses                     534       609     2,242   2,363
   Depreciation and amortization      714       714     2,856   2,855
                                   -------   -------  -------- -------
   Vessel Operating Income        $ 1,740   $ 1,784  $  6,730 $ 6,706
                                   =======   =======  ======== =======

 Average daily TCE                $16,238   $16,887  $ 16,193 $16,334
 Average daily  vessel  expense   $ 2,905   $ 3,310  $  3,072 $ 3,237

Average number of vessels for the
 period                                 2         2         2       2
 Number of  TCE revenue days          184       184       730     730
 Total Vessel Operating Income    $24,317   $10,479  $ 78,064 $11,134
                                   =======   =======  ======== =======

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned or chartered the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

(*) includes two vessels chartered -in during the periods shown.

(1) Includes TCE revenue and expenses generated by the pool. The Suezmax pool began December 2003 and includes our 10 Suezmaxes and two Suezmaxes owned by another pool member.
(2) In August 2003, two 2000 built Suezmax vessels acquired. In September and October 2002, two Suezmax newbuildings were delivered.
(3) In June 2002, a Suezmax vessel previously chartered-in was purchased, and sold in a sale leaseback transaction. The vessel was chartered-in as an operating lease.
(4) Number of TCE revenue days for the two Suezmax owned by another pool member.


    Clean Fleet- Vessel Operating Income increased $4,290,000 for the three months and $19,893,000 for the twelve months ended December 31, 2003 over the comparable three and twelve months ended December 31, 2002. The increase in Vessel Operating Income for the 2003 fourth quarter and twelve month period was attributable to the increases for both vessels operating in the spot market and for the product carriers operating on time charters (including the increase in profit sharing earned by five vessels in 2003 over 2002) offset by a decrease in earnings for the five vessels disposed of during the year.



 BREAKDOWN BY FLEET
---------------------------------
In thousands, except daily rates & expenses, number
 of vessels and operating days
                                      For The Three     For The Twelve
                                      Months Ended       Months Ended
                                      December 31,       December 31,
CLEAN FLEET:                           2003    2002     2003    2002
                                      ------- ------- -------- -------
Products-on spot:
  TCE revenue                        $ 2,506 $ 5,172 $ 19,938 $18,538
  Vessel expenses                        570   2,706    6,657  10,647
   Charter hire expense                    -     951    1,242     951
   Depreciation and amortization         400   1,690    4,318   6,416
                                      ------- ------- -------- -------
   Vessel Operating Income (Loss)    $ 1,536 $  (175)$  7,721 $   524
                                      ======= ======= ======== =======

 Average daily TCE                   $14,744 $ 8,602 $ 12,913 $ 8,321
 Average daily  vessel  expense      $ 3,350 $ 4,183 $  4,579 $ 4,701

Average number of vessels for
   the period (1), (2) (*)               1.8     6.7      4.2     6.2
 Number of  TCE revenue days             170     599    1,544   2,224

Products-on time charter:
  TCE Revenue   (3)                  $25,464 $19,275 $103,769 $78,438
  Vessel expenses                      7,463   5,529   27,144  21,307
   Charter hire expense                  323       -    2,839       -
   Depreciation and amortization       5,663   4,310   20,800  16,841
                                      ------- ------- -------- -------
   Vessel Operating Income           $12,015 $ 9,436 $ 52,986 $40,290
                                      ======= ======= ======== =======

 Average daily TCE                   $14,386 $13,967 $ 15,572 $14,802
 Average daily  vessel  expense      $ 4,269 $ 4,007 $  4,189 $ 4,004

Average number of vessels
  for the period   (4)*                 19.2    15.0     18.3    14.6
 Number of  TCE revenue days           1,770   1,380    6,664   5,319

 Total Vessel Operating Income       $13,551 $ 9,261 $ 60,707 $40,814
                                      ======= ======= ======== =======

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned or chartered the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

(*) includes one chartered -in vessel. The vessel operated in the spot market from October 2002 (delivery date) until March 2003 and then went on time charter. The vessel was redelivered in October 2003.

(1) During 2003, three vessels were sold in the fourth quarter and two vessels were sold in the second quarter. In the second quarter of 2002, one vessel was sold.

(2) A vessel was chartered-in during October 2002 for a one year period.

(3) For the year ended 2003, OMI recognized profit sharing of approximately $8,431,000 compared to $4,446,000 for the year ended 2002.

(4) In January and March of 2003, two handymax product carriers were acquired. In April and July of 2003, two Panamax product carriers were acquired. In January and March 2002, two handymax product carriers and one handysize product carrier were acquired.


    FLEET REPORT

    Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. Our fleet currently comprises 36 vessels aggregating approximately 3.0 million dwt, consisting of ten Suezmaxes, three Panamax tankers carrying crude oil, 20 handysize, handymax and Panamax product carriers, two handysize crude oil tankers and one ultra large crude carrier ("ULCC"). Currently there are two vessels chartered-in; the OLIVER JACOB, whose charter expires June 2010 and the MAX JACOB, whose charter expires December 2006.
    During 2003, we acquired four newbuildings, two handymaxes and two Panamaxes. In August, we acquired two 2000 built Suezmax tankers.
    The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels (designated "(A)" in the table) and vessels to be acquired:


                          Type of    Year                    Charter
Name of Vessel             Vessel    Built  Hull     Dwt   Expiration
------------------------ ------------------ ---- ---------- ----------
CRUDE OIL FLEET:
----------------------------------
SETTEBELLO               ULCC         1986   SH    322,466        SPOT
SOMJIN                   Suezmax      2001   DH    160,183        SPOT
HUDSON                   Suezmax      2000   DH    159,999        SPOT
POTOMAC                  Suezmax      2000   DH    159,999        SPOT
DELAWARE                 Suezmax      2002   DH    159,452        SPOT
DAKOTA                   Suezmax      2002   DH    159,435        SPOT
SACRAMENTO               Suezmax      1998   DH    157,411        SPOT
PECOS                    Suezmax      1998   DH    157,406        SPOT
SABINE                   Suezmax      1998   DH    157,332        SPOT
OLIVER JACOB (A)         Suezmax      1999   DH    157,327        SPOT
MAX JACOB (A)            Suezmax      2000   DH    157,327        SPOT
ELBE (1)                 Panamax      1984   SH     66,800        SPOT
NILE                     Panamax      1981   SH     65,755        SPOT
VOLGA                    Panamax      1981   SH     65,689        SPOT
TANDJUNG AYU             Handysize    1993   DS     36,362      May-05
BANDAR AYU               Handysize    1993   DS     36,345      Jul-05
                                                 ----------
                                                 2,179,288
                                                 ----------
CLEAN FLEET:
------------------------
OTTAWA                   Panamax      2003   DH     70,297      Apr-08
TAMAR                    Panamax      2003   DH     70,362      Jul-08
NECHES                   Handymax     2000   DH     47,052      Sep-04
SAN JACINTO              Handymax     2002   DH     47,038      Mar-05
MOSELLE                  Handymax     2003   DH     47,037      Jan-06
GUADALUPE                Handymax     2000   DH     47,037      Nov-04
AMAZON                   Handymax     2002   DH     47,037      Jan-05
ROSETTA                  Handymax     2003   DH     47,015      Mar-06
ORONTES                  Handysize    2002   DH     37,383      Mar-05
OHIO                     Handysize    2001   DH     37,278      Dec-04
ASHLEY                   Handysize    2001   DH     37,270      Nov-04
MARNE                    Handysize    2001   DH     37,230      Sep-04
TRINITY                  Handysize    2000   DH     35,834      Oct-06
MADISON                  Handysize    2000   DH     35,828      Sep-06
RHONE                    Handysize    2000   DH     35,775      Apr-04
CHARENTE                 Handysize    2001   DH     35,751      Sep-04
ISERE                    Handysize    1999   DH     35,438      Sep-06
SEINE                    Handysize    1999   DH     35,407      Jul-04
SHANNON (1)              Handysize    1991   SH     29,999        SPOT
ALMA                     Handysize    1988   SH     29,996      Jul-04
                                                 ----------
                                                   846,064
                                                 ----------
Total Current Fleet                              3,025,352
                                                ----------
Note: "DH" is double hull, "SH" is single hulled and "DS" is double sided.

(1) In December 2003, the IMO issued new phase-out dates, which reduced the depreciable lives for two vessels that will increase depreciation expense beginning in 2004.

Vessels to be Acquired:
                         Type of   Date To Be                Charter
Name of Vessel            Vessel   Delivered  Hull    Dwt   Expiration
----------------------- ---------- ---------  ----  ------  ----------

Vessels to be Acquired:

LOIRE                    Handysize   Feb-04   DH    37,000      Feb-09
GARONNE                  Handysize   Apr-04   DH    37,000      Apr-09
SAONE                    Handysize   Aug-04   DH    37,000      Aug-09
GANGES                   Handysize   Nov-04   DH    37,000        SPOT
FOX                      Handysize   Jun-05   DH    37,000      Jun-10
TBA                      Handysize   Aug-05   DH    37,000      Aug-10
TBA                      Handysize   Apr-06   DH    37,000        SPOT
                                                 ----------
Total Vessels to be Acquired                       259,000
                                                 ----------

Total with Vessels to be Acquired                3,284,352
                                                 ==========

Note: "DH" is double hull.


    FORWARD LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements include, without limitation: estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding; statements regarding financial hedges and their affects.
    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONTACT: OMI Corporation
             Fredric S. London, 203/602-6789